Exhibit 99.1

PRESS RELEASE

Bitwise Announces Liquidation of Bitwise Dogecoin ETF (Ticker: BWOW)

SAN FRANCISCO, CA - (PR NEWSWIRE) – September 10, 2026 - Bitwise Investment Advisers, LLC (“Bitwise”), the sponsor of the Bitwise Dogecoin ETF (the “Fund” or “BWOW”), announced today its decision to liquidate and close the Fund, effective September 10, 2026. Bitwise has determined to liquidate the Fund as it continues to optimize its product range to meet evolving investor needs.

The last day of trading for the Fund on the NYSE Arca, Inc. (“NYSE”) is expected to be Wednesday, October 14, 2026. Shareholders may sell their shares in the secondary market until the close of trading on this date. Following the close of trading, the Fund will cease operations.

On Thursday, October 22, 2026, the remaining shareholders will receive the net asset value of their shares as of October 21, 2026, distributed in cash. Shareholders do not need to take any action during this process.

Bitwise has coordinated with the NYSE to ensure the orderly delisting and liquidation of the Fund.

Key Dates:

•
September 10, 2026: Official announcement of liquidation.
•
October 14, 2026: Convert dogecoin to cash. (The creation of new shares of BWOW will cease prior to the market open on October 15, 2026.)
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October 14, 2026: Last day of trading on NYSE.
•
October 22, 2026: Fund liquidation and distribution to shareholders.

Investors are encouraged to review the Fund’s prospectus, available on the Fund's website, for more information. If you have any questions, please contact Bitwise at (415) 707-3663.

This material must be accompanied by a prospectus. Please read the prospectus carefully before investing. To obtain a current prospectus visit bwowetf.com/welcome.

An investment risk in the Fund is subject to investment risks, including the possible loss of some or the entire principal amount invested. There can be no assurance that the Fund will be successful in meeting its investment objective. Investment in the Fund is also subject to the following risks (among others):

DOGE Risk. There are significant risks and hazards inherent in the DOGE market that may cause the price of DOGE to fluctuate widely. The Fund’s DOGE may be subject to loss, damage, theft or restriction on access. Investors considering a purchase of Shares should carefully consider how much of their total assets should be exposed to the DOGE market, and should fully understand, be willing to assume, and have the financial resources necessary to withstand the risks involved in the Fund’s investment strategy.

Exhibit 99.1

Liquidity Risk. The market for DOGE is still developing and may be subject to periods of illiquidity. During such times it may be difficult or impossible to buy or sell a position at the desired price. Possible illiquid markets may exacerbate losses or increase the variability between the Fund’s NAV and its market price. The lack of active trading markets for the Shares may result in losses on investors’ investments at the time of disposition of Shares.

Regulatory Risk. Future and current regulations by a U.S. or foreign government or quasi-governmental agency could have an adverse effect on an investment in the Fund.

Blockchain Technology Risk. Certain of the Fund’s investments may be subject to the risks associated with investing in blockchain technology. The risks associated with blockchain technology may not fully emerge until the technology is widely used. Blockchain systems could be vulnerable to fraud, particularly if a significant minority of participants colluded to defraud the rest. Because blockchain technology systems may operate across many national boundaries and regulatory jurisdictions, it is possible that blockchain technology may be subject to widespread and inconsistent regulation.

Nondiversification Risk. The Fund is nondiversified and will hold a single issue. As a result, a decline in the market value of a particular issue held by the Fund may affect the Fund’s value more than if it invested in a larger number of issuers.

Recency Risk. The Fund is recently organized, giving prospective investors a limited track record on which to base their investment decision.

DOGE is a memecoin that does not aim to provide utility, and, on a relative basis, speculators make up a significant portion of users. Memecoins are crypto assets inspired by internet memes or trends. Most memecoins have no stated use case or intrinsic value, other than as a digital collector’s item. The unlimited supply of DOGE may negatively impact the long-term value of DOGE, and potentially the integrity of the Dogecoin Network. DOGE may be subject to greater levels of volatility than other digital assets.

More information about these and other risks can be found in the Fund's prospectus.

Bitwise Investment Advisers, LLC serves as the sponsor of the Fund. Foreside Fund Services, LLC serves as the Marketing Agent for the Fund, and is not affiliated with Bitwise Investment Advisers, LLC, Bitwise, or any of its affiliates.

About Bitwise

Bitwise Asset Management is a global crypto asset manager with $9 billion in client assets and a suite of over 70 investment products spanning ETFs, separately managed accounts, private funds, hedge fund strategies, and staking. The firm has a nine-year track record and today serves more than 5,500 private wealth teams, RIAs, family offices and institutional investors as well as 21 banks and broker-dealers. The Bitwise team of technology and investment professionals is backed by leading institutional investors and has offices in San Francisco, New York, and London.

Exhibit 99.1

Media Contact

Stephanie Dressler

pr@bitwiseinvestments.com